UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2009

CORNERWORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-128614	98-0441869
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12404 Park Central Drive, Suite 400

Dallas, Texas 75251

(Address of principal executive offices) (zip code)

(214) 224-1081

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.         Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 11, 2009, Cornerworld Corporation (the “Company”), received a letter (the “Notice”) from an attorney representing Ned Timmer (“Timmer”) which alleges certain defaults with respect to that certain Secured Debenture issued by the Company and the Company’s wholly-owned subsidiary, Woodland Holdings Corp. (“Woodland”), in favor of Timmer, with a maturity date of February 23, 2012 (the “Debenture”), that certain Purchase Money Note issued by Woodland in favor of Timmer with a maturity date of February 23, 2012 (the “Note”), and certain related security agreements and collateral perfection agreements (collectively with the Debenture and the Note, the “Seller Loan Documents”). Each of the Debenture and the Note were issued on February 23, 2009 in connection with the acquisition (the “Acquisition”) of all of the issued and outstanding equity interests of each of (i) Woodland Wireless Solutions, Ltd., a Michigan corporation (“Woodland Wireless”), (ii) West Michigan Co-Location Services, L.L.C., a Michigan limited liability company (“WMCLS”) and (iii) T2 TV, L.L.C., a Michigan limited liability company (“T2 TV”), and forty voting member units of S Squared, LLC, an Illinois limited liability company doing business in the state of Michigan as “Ranger Wireless LLC” (“Ranger”) through Woodland (each of Woodland, Woodland Wireless, WMCLS, T2 TV and Ranger, a “Subsidiary” and together, the “Subsidiaries”).

The obligations under each of the Debenture and the Note are secured by pledge and security agreements, dated as of February 23, 2009, entered into by the Company and its subsidiaries, granting Timmer a security interest in certain of the assets of the Company and its subsidiaries, including those Subsidiaries listed above. The Acquisition is described in more detail in the Company’s Current Report on Form 8-K filed on February 27, 2009, and the Seller Loan Documents identified above are attached as exhibits to that Form 8-K and are incorporated by reference herein.

The Notice alleges continuing, uncured defaults from June 2009 including, among other things, the alleged diversion of funds from the Subsidiaries without Timmer’s approval, the failure to obtain deposit account control agreements and the start-up of a new business under the Company’s Enversa subsidiary. In addition the Notice alleges additional defaults regarding the Company’s alleged failure to obtain the approval of Timmer for certain capital expenditures. Under the Debenture, upon the occurrence of an event of default, including in the case of covenant breaches, following the passage of thirty “Trading Days” (as defined in the Debenture) without cure, the outstanding principal amount of the Debenture, plus accrued but unpaid interest thereon, shall become, at the holder’s election, immediately due and payable. Commencing after the occurrence of an event of default, the interest rate shall increase to 16% per annum from 12% per annum. Under the Note, the occurrence of an event of default under the Debenture shall constitute an event of default under the Note. Upon the occurrence of an event of default under the Note, the payee, at its option, by notice to Woodland, may declare the unpaid principal amount of the Note, plus accrued but unpaid interest thereon, to be immediately due and payable, whereupon such amount shall immediately become due and payable in the event Woodland shall not have cured such event of default within 10 days after receipt of such notice. As of December 15, 2009, the aggregate amounts outstanding under the Debenture and the Note equaled $4,200,000 and $3,100,000, respectively. The Notice did not state that Timmer had elected for the principal and accrued interest under the Debenture or the Note to become due and payable. Rather, as stated in the Notice, Timmer exercised his alleged rights as a secured creditor holding a security interest in the outstanding stock of Woodland and Woodland Wireless and as a secured creditor holding a security interest in all of the outstanding membership interests of WMCLS, Ranger and T2 TV, to vote the stock and the membership interests of such Subsidiaries to install new management of the Subsidiaries. On December 14, 2009, the Company received documents from Timmer pursuant to which Timmer purported to appoint new directors and officers of each of the Subsidiaries.

The Company believes that the events described in the Notice do not constitute defaults or if such events do constitute defaults, the Company is entitled to requisite cure periods which Timmer failed to observe and that Timmer did not properly exercise his rights or remedies under the Note, the Debenture or applicable Security Agreements. The Company and Woodland, as applicable, have made all payments of principal and interest required by the terms of each of the Debenture and the Note. Although no assurances can be given as to the ultimate outcome of this matter, the Company intends to vigorously contest the claims in the Notice and the purported exercise of rights and remedies under the Seller Loan Documents. In addition, on December 14, 2009 the Company filed an action against Timmer, Peter Lazor, a member of the Company’s Board of Directors, and certain other parties in the United States District Court for the Western District of Michigan for fraud, breach of contract, breach of fiduciary duty, conversion and other matters and requesting, among other things, injunctive relief and damages. The Company intends to vigorously pursue this matter.

The Notice is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Notice, dated December 11, 2009, from counsel to Ned Timmer to Cornerworld Corporation.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CornerWorld Corporation

Dated: December 17, 2009	By:	/s/ Scott N. Beck Scott N. Beck Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Notice, dated December 11, 2009, from counsel to Ned Timmer to Cornerworld Corporation.